Exhibit 23.9

McElhanney Consulting Services Ltd.

March 13, 2015

TO:           Seabridge Gold Inc.
United States Securities and Exchange Commission

Re:           Seabridge Gold Inc. (the "Company")
Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

•	2012 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study dated June 22, 2012 and amended November 11, 2014 (the "Report")

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, R.W. Parolin, P.Eng., on behalf of myself and McElhanney Consulting Services Ltd., hereby:

1.	consent to the public filing of the Report and the use of any extracts from or a summary of the Report in the 40-F;

2.
consent to the use of my name and McElhanney Consulting Services Ltd.'s name and references to the Report, or portions thereof, in the 40-F and to the inclusion or incorporation by reference of information derived from the Report in the 40-F;

3.	confirm that I have read the 40-F and that it fairly and accurately represents the information in the sections of the Report for which I am responsible; and

4.
confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ R.W. Parolin, P.Eng.
R.W. Parolin, P.Eng.